Exhibit 4.9

FORM 51-102F6V

STATEMENT OF EXECUTIVE COMPENSATION — VENTURE ISSUERS
FOR THE YEAR ENDED DECEMBER 31, 2019

The information contained in this statement of executive compensation (the “Statement”) of Curaleaf Holdings, Inc. (the “Company”), unless otherwise indicated, is as of October 25, 2020.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Governance

The board of directors of the Company (the “Board”) has incorporated advice from a leading national third party consultant regarding executive compensation into the practices and procedures used to determine the compensation of the Company's directors and executive officers. The compensation of the directors and executive officers is determined by the Board, on an annual basis, based on the recommendations of the compensation committee of the Board (the “Compensation Committee”), which recommendations are informed by third party consultant advice and research, including market comparable research on similarly situated chief executives and executive chairs, as well as management recommendations. Recommendations of the Compensation Committee are made giving consideration to the objectives discussed below and, if applicable, considering applicable industry data.

The Compensation Committee currently consists of three directors: Peter Derby (Chair), Boris Jordan and Karl Johansson, all of whom have direct and indirect experience relevant to their roles as members of the Compensation Committee. Peter Derby and Karl Johansson are independent director members of the Compensation Committee. Mr. Jordan, as the Executive Chairman of the Company, recuses himself from any decision or recommendation made by the Compensation Committee regarding his own compensation.

The role and responsibility of the Compensation Committee is to assist the Board in fulfilling its responsibilities for the appointment, performance, evaluation and compensation of its executive officers in addition to the recruitment, development and retention of its executive officers. The Compensation Committee is also charged with maintaining talent management and succession planning systems and processes relating to its senior management and developing compensation structure for our executive officers including salaries, annual and long-term incentive plans including plans involving share issuances and other share-based awards. The Compensation Committee is also charged with reviewing the long-term equity incentive plan of the Company (the “LTIP”) and proposing changes thereto, approving any awards of securities under the equity incentive plan and establishing policies and procedures designed to identify and mitigate risks associated with its compensation policies and practices.

The Company’s compensation practices are designed to retain, motivate and reward its executive officers for their performance and contribution to the Company’s long-term success. The Board seeks to compensate the Company’s executive officers by combining short and long-term cash and equity incentives. It also seeks to reward the achievement of corporate and individual performance objectives, and to align executive officers’ incentives with shareholder value creation. The Board intends to seek to tie individual goals to the area of the executive officer’s primary responsibility. These goals may include the achievement of specific financial or business development goals. The Board also seeks to set company performance goals that reach across all business areas and include achievements in finance/business development and corporate development. There is no pre-determined specific weight or approximate weight assigned to each such performance criterion or goal.

Elements of Compensation

The compensation of the directors and named executive officers (“NEOs”), as defined under Form 51-102F6V — Statement of Executive Compensation — Venture Issuers, is comprised of the following major elements: (a) base salary; (b) an annual, discretionary cash bonus; and (c) long-term equity incentives, consisting of stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance compensation awards and other applicable awards granted under the LTIP and any other equity plan that may be approved by the Board from time to time.

Each such element of the executive compensation program has been designed to meet one or more objectives of the overall compensation program of the Company. The salary of each NEO, combined with any discretionary cash bonuses and granting of long-term incentives, has been designed to provide total compensation which the Board believes is competitive. Overall compensation is not evaluated against a formal “peer group”.

The Company is not aware of any significant event that has occurred during the most recently completed financial year that has significantly affected compensation, and the Company has not waived or changed any performance criterion or goal. The Company determines the value of the annual cash bonus based on objective, identifiable measures, as further described below.

During the fiscal year ended December 31, 2019, the Company had four (4) NEOs, as set out below:

•                  Joseph Lusardi, Chief Executive Officer;

•                  Neil Davidson, current Chief Operating Officer and former Chief Financial Officer;

•                  Jonathan Faucher, former Chief Financial Officer; and

•                  Boris Jordan, Executive Chairman.

1.                                      Base Salary

Base salaries are intended to provide an appropriate level of fixed compensation that will assist in employee retention and recruitment. Base salaries will be determined on an individual basis, taking into consideration the past, current and potential contribution to the Company’s success, the NEO’s experience and expertise, the position and responsibilities of the NEO, and competitive industry pay practices for other high growth, premium brand companies of similar size and revenue growth potential.

2.             Short Term Incentive Plan

An annual bonus is a short-term incentive that is intended to reward each executive officer for his or her individual contribution and performance of personal objectives in the context of overall corporate performance. Bonuses are designed to motivate executive officers to achieve personal business objectives, to be accountable for their relative contribution to the Company's performance, as well as to attract and retain executives. In determining compensation and, in particular, bonuses, the Compensation Committee considers factors over which the executive officer can exercise control, such as their role in identifying and completing acquisitions and integrating such acquisitions into the Company's business, meeting any budget targets established by controlling costs, taking successful advantage of business opportunities and enhancing the competitive and business prospects of the Company.  In June of 2020, the Compensation Committee approved a Short Term Incentive Plan for the Company to implement certain metrics in various compensable element categories that will govern annual bonus target percentages of base salary and amounts.

3.             LTIP

On October 12, 2018, shareholders of the Company approved an equity incentive plan for the Company, which the Company adopted. The LTIP permits the grant of (i) nonqualified stock options (“NQSOs”) and incentive stock options (“ISOs” and, collectively with NQSOs, “Options”), (ii) restricted stock awards, (iii) restricted stock units (“RSUs”), (iv) stock appreciation rights (“SARs”), and (v) performance compensation awards, which are referred to herein collectively as “Awards”, as more fully described below.

The aggregate number of subordinate voting shares of the Company (“Subordinate Voting Shares”) that may be issued under all awards under the LTIP is equal to 10% of the number of Subordinate Voting Shares outstanding at any time, including the number of Subordinate Voting Shares issuable on conversion of the Multiple Voting Shares, the whole subject to certain adjustments provided under the LTIP.

Summary of the LTIP

Purpose

The purpose of the LTIP is to promote the interests of the Company and its shareholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors and non-employee directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business and to compensate such persons through various stock and cash-based arrangements and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company’s shareholders.

Eligibility

Any of the Company’s employees, officers, directors, or consultants (who are natural persons) are eligible to participate in the LTIP if selected by the Board (the “Participants”). The basis of participation of an individual under the LTIP, and the type and amount of any Award that an individual will be entitled to receive under the LTIP, will be determined by the Board based on its judgment as to the best interests of the Company and its shareholders, and therefore cannot be determined in advance.

The maximum number of Subordinate Voting Shares that may be issued under the LTIP shall be set by the Board to be an aggregate of 10% of the number of Subordinate Voting Shares (including the number of Subordinate Voting Shares underlying the Multiple Voting Shares on an “as if converted” basis) then outstanding, on a fully-diluted basis. Notwithstanding the foregoing, the maximum number of Subordinate Voting Shares that may be issued pursuant to ISOs shall not exceed 71,566,480 Subordinate Voting Shares, subject to adjustment in the LTIP. Any shares subject to an Award under the LTIP that are forfeited, cancelled, expire unexercised, are settled in cash, or are used or withheld to satisfy tax withholding obligations of a Participant shall again be available for Awards under the LTIP. No financial assistance or support agreements may be provided by the Company in connection with grants under the LTIP.

In the event of any dividend, recapitalization, forward or reverse stock split, reorganization, merger, amalgamation, consolidation, split-up, split-off, combination, repurchase or exchange of Subordinate Voting Shares or other securities of the Company, issuance of warrants or other rights to acquire Subordinate Voting Shares or other securities of the Company, or other similar corporate transaction or event, which affects the Subordinate Voting Shares, or unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, the Board may make such adjustment, which it deems appropriate in its discretion in order to prevent dilution or enlargement of the rights of Participants under the LTIP, to (i) the number and kind of shares which may thereafter be issued in connection with Awards, (ii) the number and kind of shares issuable in respect of outstanding Awards, (iii) the purchase price or exercise price relating to any Award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award, and (iv) any share limit set forth in the LTIP.

Awards

Options

The Board is authorized to grant Options to purchase Subordinate Voting Shares that are either ISOs meaning they are intended to satisfy the requirements of Section 422 of the Code, or NQSOs, meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the LTIP are subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Board and specified in the applicable award agreement. The maximum term of an option granted under the LTIP is ten years from the date of grant (or five years in the case of an ISO granted to a 10% shareholder). Payment in respect of the exercise of an Option may be made in cash or by check, by surrender of unrestricted shares (at their fair market value on the date of exercise) or by such other method as the Board may determine to be appropriate.

Restricted Stock

A restricted stock award is a grant of Subordinate Voting Shares, which are subject to forfeiture restrictions during a restriction period. The Board will determine the price, if any, to be paid by the Participant for each Subordinate Voting Shares subject to a restricted stock award. The Board may condition the expiration of the restriction period, if any, upon: (i) the Participant’s continued service over a period of time with the Company or its affiliates; (ii) the achievement by the Participant, the Company or its affiliates of any other performance goals set by the Board; or (iii) any combination of the above conditions as specified in the applicable award agreement. If the specified conditions are not attained, the Participant will forfeit the portion of the restricted stock award with respect to which those conditions are not attained, and the underlying Subordinate Voting Shares will be forfeited. At the end of the restriction period, if the conditions, if any, have been satisfied, the restrictions imposed will lapse with respect to the applicable number of Subordinate Voting Shares. During the restriction period, unless otherwise provided in the applicable award agreement, a Participant will have the right to vote the shares underlying the restricted stock; however, all dividends will remain subject to restriction until the stock with respect to which the dividend was issued lapses. The Board may, in its discretion, accelerate the vesting and delivery of shares of restricted stock. Unless otherwise provided in the applicable award agreement or as may be determined by the Board upon a Participant’s termination of service with the Company, the unvested portion of a restricted stock award will be forfeited.

RSUs

RSUs are granted in reference to a specified number of Subordinate Voting Shares and entitle the holder to receive, on achievement of specific performance goals established by the Board after a period of continued service with the Company or its affiliates or any combination of the above as set forth in the applicable award agreement, one Subordinate Voting Share for each such Subordinate Voting Share covered by the RSU; provided, that the Board may elect to pay cash, or part cash and part Subordinate Voting Shares in lieu of delivering only Subordinate Voting Shares. The Board may, in its discretion, accelerate the vesting of RSUs. Unless otherwise provided in the applicable award agreement or as may be determined by the Board upon a Participant’s termination of service with the Company, the unvested portion of the RSUs will be forfeited.

Stock Appreciation Rights

A SAR entitles the recipient to receive, upon exercise of the SAR, the increase in the fair market value of a specified number of Subordinate Voting Shares from the date of the grant of the SAR and the date of exercise payable in Subordinate Voting Shares. Any grant may specify a vesting period or periods before the SAR may become exercisable and permissible dates or periods on or during which the SAR shall be exercisable. No SAR may be exercised more than ten years from the grant date. Upon a Participant’s termination of service, the same general conditions applicable to Options as described above would be applicable to the SAR.

General

The maximum term of the ISOs to be granted/awarded under the LTIP is ten years.

The Board may impose restrictions on the grant, exercise or payment of an Award as it determines appropriate. Generally, Awards granted under the LTIP shall be non-transferable except by will or by the laws of descent and distribution. No Participant shall have any rights as a shareholder with respect to Subordinate Voting Shares covered by Options, SARs or RSUs, unless and until such Awards are settled in Subordinate Voting Shares.

No Option (or, if applicable, SARs) shall be exercisable, no Subordinate Voting Shares shall be issued, no certificates for Subordinate Voting Shares shall be delivered and no payment shall be made under the LTIP except in compliance with all applicable laws.

The Board may amend, alter, suspend, discontinue or terminate the LTIP and the Board may amend any outstanding Award at any time; provided that (i) such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company’s shareholders if such approval is necessary to comply with any tax or regulatory requirement applicable to the LTIP (including, without limitation, as necessary to comply with any rules or requirements of applicable securities exchange), (ii) no such amendment or termination may adversely affect Awards then outstanding without the Award holder’s permission, and (iii) such amendment, alteration, suspension, discontinuation, or termination is in compliance with Canadian Securities Exchange policies.

In the event of any reorganization, merger, consolidation, split-up, spin-off, combination, plan of arrangement, takeover bid or tender offer, repurchase or exchange of Subordinate Voting Shares or other securities of the Company or any other similar corporate transaction or event involving the change of control of the Company (or the Company shall enter into a written agreement to undergo such a transaction or event), the Board may, in its sole discretion, take such measures or make such adjustments in regards to any securities granted pursuant to the LTIP, as it deems appropriate.

Tax Withholding

The Company may take such action as it deems appropriate to ensure that all applicable federal, State, provincial, local and/or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant.

4.                                      Pension Plan Benefits

The Company did not implement any deferred compensation plan, pension plan or other forms of funded or unfunded retirement compensation for its employees that provides for payments or benefits at, following or in connection with retirement.

5.                                      Termination and Change of Control Benefits

The employment agreement with Mr. Joseph Lusardi, as more fully detailed below, includes termination benefits in the event Mr. Lusardi’s employment is terminated by the Company without cause or by Mr. Lusardi for good reason, representing 25% of his base salary. Further, the employment agreement with Mr. Davidson, as more fully detailed below, includes severance benefits in the event Mr. Davidson is terminated by the Company without cause of by Mr. Davidson due to a material diminution in his duties and responsibilities within the Company that occurs following a change of control of the Company, representing six (6) months of his base salary and his participation in the Company’s group medical and dental insurance plan for the same period, three (3) months of which, in each case, are contingent upon Mr. Davidson being unemployed three (3) months after the effective date termination of his employment. The termination benefits payable to Mr. Lusardi would represent approximately US$125,000, whereas the severance benefits payable to Mr. Davidson would represent approximately US$175,000.

Other than as described above, there are no compensatory plan(s) or arrangements(s) with NEOs providing for payments in the event of resignation, retirement or any other termination of the officer’s employment or a change of NEOs’ responsibilities following a change of control of the Company. In case of termination of NEOs (other than Messrs. Lusardi and Davidson), common law and statutory law apply.

6.                                      Director Compensation

The Company pays compensation to its directors, which is comprised of cash and awards granted in accordance with the terms of the LTIP and the Canadian Securities Exchange policies, or a combination of both. The Company grants RSUs and/or Options to certain of its newly appointed non-executive directors from time to time, as determined by the Board. The directors are reimbursed for any out-of-pocket travel expenses incurred in order to attend meetings of the Board, committees of the Board or meetings of the shareholders of the Company. The Company also obtained insurance for the benefit of its directors and has indemnification obligations for the benefit of its directors.

Director and Named Executive Officer compensation, excluding compensation securities

The following table summarizes, for the periods indicated, the compensation (expressed in United States dollars, unless otherwise indicated) paid, payable, awarded, granted, given or otherwise provided, directly or indirectly, by the Company to each director and NEO of the Company, in each case excluding compensation securities. Where indicated below, the Company has included certain payments made in the financial year ending December 31, 2020 (“FY 2020”) to the extent such payments related to services performed during the financial year ended December 31, 2019 (“FY 2019”).

Name and position	Year ended December 31	Salary, consulting fee, retainer or commission (US$)	Bonus (US$)		Committee or meeting fees (US$)	Value of perquisites (US$)		Value of all other compensation (US$)		Total compensation (US$)
Named Executive Officers (Post-Business Combination)

Joseph Lusardi, CEO and Director(1)(2)	2019	753,250	250,000	(3)	—	6,000	(4)	—		1,009,250
	2018	500,000	1,425,000		—	6,000	(4)	300,000	(5)	2,231,000

Neil Davidson, COO, and Former CFO(6)(7)	2019	326,128	62,375	(3)	—	—		150,000	(8)	538,503
	2018	N/A	N/A		N/A	N/A		N/A		N/A

Jonathan Faucher, Former Chief Financial Officer, Treasurer & Corporate Secretary(9)(10)	2019	19,444	6,250	(3)	—			—		25,694
	2018	200,000	218,000		—	—		—		418,000

Boris Jordan, Executive Chairman(11)	2019	500,000	250,000	(3)	—	—		—		750,000
	2018	500,000	1,000,000		—	—		—		1,500,000

Name and position	Year ended December 31	Salary, consulting fee, retainer or commission (US$)	Bonus (US$)	Committee or meeting fees (US$)	Value of perquisites (US$)	Value of all other compensation (US$)	Total compensation (US$)
Directors (Pre-Business Combination)

Ryan Coe, Former Director(12)	2019	N/A	N/A	N/A	N/A	N/A	N/A
	2018	—	—	—	—	—	—

Philip Kwan, Former Director(13)	2019	N/A	N/A	N/A	N/A	N/A	N/A
	2018	—	—	—	—	—	—

Wilson Fung, Former Director(14)	2019	N/A	N/A	N/A	N/A	N/A	N/A
	2018	—	—	—	—	—	—

Directors (Post-Business Combination)

Peter Derby, Director(15)	2019	50,000	—	50,000	—	—	100,000
	2018	12,500	—	—	—	—	12,500

Karl Johansson, Director(16)	2019	50,000	—	50,000	—	—	100,000
	2018	12,500	—	—	—	—	12,500

Steven Patierno, Former Director(17)	2019	50,000	—	—	—	—	50,000
	2018	—	—	81,950	—	—	81,950

Notes:

(1)                      Mr. Joseph Lusardi did not receive compensation in his capacity as director. He received compensation only in his capacity as CEO.

(2)                      Mr. Joseph Lusardi was appointed as an officer and director of the Company on October 25, 2018. He has therefore served in such capacities for approximately 2 months in 2018.

(3)                      Paid in FY 2020 for services performed in FY 2019.

(4)                      Reflects an allocation of US$500 per month for the lease of a company car.

(5)                      Prior to the completion of the business combination of the Company with Curaleaf, Inc. on October 26, 2018 (the “Business Combination”), Mr. Lusardi was entitled to a share of the profits of Maine Organic Therapy, an entity with which the Company has entered into a management services agreement whereby PalliaTech Maine, LLC, a subsidiary of the Company, is entitled to receive certain management fees from the entity. In connection with such management services agreement, in December 2018, Mr. Lusardi received US$300,000 as a distribution.

(6)                      Mr. Michael Carlotti replaced Mr. Neil Davidson as Chief Financial Officer on February 3, 2020. As at such date, Mr. Neil Davidson assumed the role of Chief Operating Officer of the Company.

(7)                      Mr. Neil Davidson was appointed as officer of the Company on January 28, 2019. He has therefore served in his capacity as officer of the Company for approximately 11 months in 2019.

(8)                      Mr. Davidson received a benefit upon signing with the Company of reimbursement for temporary housing and relocation expenses up to $150,000.

(9)                      Mr. Neil Davidson replaced Mr. Jonathan Faucher as Chief Financial Officer on January 28, 2019. Mr. Jonathan Faucher therefore served in this capacity as officer of the Company for approximately 1 month in 2019.

(10)                Mr. Jonathan Faucher was appointed as officer of the Company on October 25, 2018. He has therefore served in his capacity as officer of the Company for approximately 2 months in 2018.

(11)                Mr. Boris Jordan was appointed as director of the Company on October 25, 2018. He has therefore served in his capacity as director of the Company for approximately 2 months in 2018.

(12)                Mr. Coe was appointed as director of the Company on June 29, 2018 and he resigned from such functions on October 25, 2018 upon completion of the Business Combination.

(13)                Mr. Philip Kwan was a director of the Company from August 14, 2017 to June 29, 2018. He has therefore served in his capacity as director of the Company for approximately 6 months in 2018.

(14)                Mr. Wilson Fung was a director of the Company from January 20, 2016 to February 2, 2018. He has therefore served in his capacity as director of the Company for approximately 1 month in 2018.

(15)                Mr. Peter Derby was appointed as director of the Company on October 25, 2018. He has therefore served in his capacity as director of the Company for approximately 2 months in 2018.

(16)                Mr. Karl Johansson was appointed as director of the Company on October 25, 2018. He has therefore served in his capacity as director of the Company for approximately 2 months in 2018.

(17)                Mr. Steven Patierno was appointed as director of the Company on October 25, 2018. He has therefore served in his capacity as director of the Company for approximately 2 months in 2018. Steven Patierno resigned from the Board in February 2020.

Stock Options and Other Compensation Securities

The following table summarizes all compensation securities granted or issued to each director and NEO by the Company or one of its subsidiaries in the twelve months ended December 31, 2019; provided, however, that,  where indicated below, the Company has included certain issuances made in FY 2020 to the extent such issuances related to services performed in FY 2019.

Name and position	Type of compensation security	Number of compensation securities, number of underlying securities and percentage of class(1)		Date of issue or grant	Issue, conversion or exercise price (CAD$)	Closing price of security or underlying security on date of grant (CAD$)	Closing price of security or underlying security at year end (CAD$)(2)	Expiry Date
Joseph Lusardi, CEO and Director(3)	RSUs	140,187	(11)	April 3, 2020	0.00	5.05	8.18	April 3, 2030
	Options	130,078		November 22, 2019	8.20	8.20	8.18	November 22, 2029
	RSUs	146,341		November 22, 2019	0.00	8.20	8.18	November 22, 2029

Neil Davidson, COO, Former CFO(4)	RSUs	26,232	(11)	April 3, 2020	0.00	5.05	8.18	April 3, 2030
	Options	900,000		March 28, 2019	12.29	12.29	8.18	March 28, 2029
	Options	45,527		November 22, 2019	8.20	8.20	8.18	November 22, 2029
	RSUs	768,609		March 28, 2019	0.00	12.29	8.18	March 28, 2029
	RSUs	51,220		November 22, 2019	0.00	8.20	8.18	November 22, 2029

Stuart Wilcox Former COO(5)	—	—		—	—	—	—	—

Jonathan Faucher, Former Chief Financial Officer, Treasurer & Corporate Secretary(6)	Options	16,260		November 22, 2019	8.20	8.20	8.18	November 22, 2029
	RSUs	18,293		November 22, 2019	0.00	8.20	8.18	November 22, 2029

Boris Jordan, Executive Chairman(7)	RSUs	140,187	(11)	April 3, 2020	0.00	5.05	8.18	April 3, 2030
	RSUs	162,602		November 22, 2019	0.00	8.20	8.18	November 22, 2029

Karl Johansson, Director(8)	RSUs	24,390		November 22, 2019	0.00	8.20	8.18	November 22, 2029

Peter Derby, Director(9)	RSUs	24,390		November 22, 2019	0.00	8.20	8.18	November 22, 2029

Steven Patierno, Former Director(10)	RSUs	24,390		November 22, 2019	0.00	8.20	8.18	November 22, 2029

Notes:

(1)         Percentage of class is calculated on a partially diluted basis assuming: (i) the exercise of Options and RSUs granted to directors and NEOs of the Company as at December 31, 2019; and (ii) an aggregate of 366,114,366 Subordinate Voting Shares issued and outstanding on December 31, 2019.

(2)         Reflects the closing price of the Subordinate Voting Shares on the Canadian Stock Exchange (the “CSE”) on December 31, 2019.

(3)         As of December 31, 2019, Mr. Lusardi had ownership, direction or control over a total of 11,307,734 Options and 146,341 RSUs.

(4)         As of December 31, 2019, Mr. Davidson had ownership, direction or control over a total of 945,527 Options and 768,609 RSUs.

(5)         As of December 31, 2019, Mr. Wilcox had ownership, direction or control over a total of 1,860,559 Options.

(6)         As of December 31, 2019, Mr. Faucher did not have ownership, direction or control over any Options or RSUs.

(7)         As of December 31, 2019, Mr. Jordan had ownership, direction or control over a total of 162,602 RSUs.

(8)         As of December 31, 2019, Mr. Johansson had ownership, direction or control over a total of 24,390 RSUs.

(9)         As of December 31, 2019, Mr. Derby had ownership, direction or control over a total of 24,390 RSUs.

(10)  As of December 31, 2019, Mr. Patierno had ownership, direction or control over a total of 24,390 RSUs.

(11)  Issued in FY 2020 for services performed in FY 2019.

Exercise of Compensation Securities

The following table summarizes all compensation securities exercised by each director and NEO of the Company in the twelve months ended December 31, 2019.

Name and position	Type of compensation security	Number of underlying securities exercised	Exercise price per security (US$)	Date of exercise	Closing price of security on date of exercise (US$)		Difference between exercise price and closing price on date of exercise (US$)	Total value on exercise date (US$)
Joseph Lusardi, CEO and Director	Option	100,000	0.14	December 30, 2019	5.91	(1)	5.77	577,000
Neil Davidson(2), Former CFO	—	—	—	—	—		—	—
Jonathan Faucher, Former Chief Financial Officer, Treasurer & Corporate Secretary	—	—	—	—	—		—	—
Boris Jordan, Executive Chairman	RSUs	114,729	N/A	October 27, 2019	5.42	(3)	N/A	N/A
Karl Johansson, Director	RSUs	17,162	N/A	October 27, 2019	5.42	(3)	N/A	N/A
Peter Derby, Director	RSUs	17,162	N/A	October 27, 2019	5.42	(3)	N/A	N/A
Steven Patierno, Former Director	RSUs	17,162	N/A	October 27, 2019	5.42	(3)	N/A	N/A

Notes:

(1)                     Represents the closing price of the Subordinate Voting Shares on the CSE on December 30, 2019, being CAD$7.72 (equivalent to US$5.91 using the exchange rate on such date of CAD$1.3063 to US$1.00).

(2)                     Mr. Michael Carlotti replaced Mr. Neil Davidson as Chief Financial Officer in February 2020. As at such date, Mr. Neil Davidson assumed the role of Chief Operating Officer of the Company.

(3)                     Represents the closing price of the Subordinate Voting Shares on the CSE on October 27, 2019, being CAD$7.08 (equivalent to US$5.42 using the exchange rate on such date of CAD$1.3061 to US$1.00).

Employment, Consulting and Management Agreements

Joseph Lusardi

Prior to the Business Combination, Curaleaf, Inc. (formerly known as PalliaTech, Inc.) entered into an employment agreement with Mr. Lusardi in March 2016, for his role as CEO. Under the terms of the agreement, Mr. Lusardi was entitled to a base annual salary of $250,000, which was thereafter increased to $500,000, and thereafter after increased to US$750,000 and is eligible for bonus payments based on the achievement of performance objectives established from time to time by the Board. In addition, Mr. Lusardi is entitled to the reimbursement of his reasonable expenses, to a leased company car (for a maximum of US$500 per month), to a participation in all incentive, savings and retirement plans applicable to the other key executives of PalliaTech, Inc., and to the payment of the cost of medical and dental insurance premiums for himself and his dependents. In the event that the employment agreement is terminated by PalliaTech, Inc. without cause or by Mr. Lusardi for good reason, in addition to accrued amounts, Mr. Lusardi is entitled to an amount equal to 25% of his base salary.

Neil Davidson

The Company entered into an employment agreement with Mr. Davidson on January 24, 2019. Under the terms of this agreement, Mr. Davidson is entitled to a base annual salary of US$350,000 and is eligible for a discretionary year-end performance bonus representing up to 50% of such base salary. In addition, Mr. Davidson is entitled to certain advantages relating to the Company’s group medical and dental insurance. In the event that the employment agreement is terminated by the Company without cause or by Mr. Davidson for constructive dismissal, in addition to accrued amounts, Mr. Davidson is entitled to an amount equal to six (6) months of his then annual base salary, payable in regular monthly installments, and to continue receiving its advantages under the Company’s health insurance for the same period, three (3) months of which, in each case, are contingent upon Mr. Davidson remaining unemployed three months following the effective date of termination. Mr Davidson is the former Chief Financial Officer of the Company. He replaced Mr. Stuart Wilcox as Chief Operating Officer of the Company on February 3, 2020. Mr. Davidson was replaced as Chief Financial Officer as at such date by Mr. Michael Carlotti.

Jonathan Faucher

Prior to the Business Combination, Curaleaf, Inc. (formerly known as PalliaTech, Inc.) entered into an employment agreement with Mr. Faucher on December 19, 2016. Under the terms of this agreement, Mr. Faucher was entitled to a base annual salary of US$180,000 and was eligible for a discretionary year-end performance bonus representing up to 20% of such base salary. In addition, Mr. Faucher was entitled to certain advantages relating to the Company’s health insurance coverage. Mr. Faucher was replaced as Chief Financial Officer of the Company by Mr. Neil Davidson in January 2019.

Management Agreements

No management functions of the Company are performed by a person or company other than the directors and executive officers of the Company.